UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2026

GENERAL MOTORS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34960	27-0756180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1240 Woodward Avenue Detroit, Michigan	48265
(Address of principal executive offices)	(Zip Code)

(313) 667-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	GM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 7, 2026, General Motors Company (the “Company”) and General Motors LLC (the “Coordinator”), a wholly owned subsidiary of the Company, entered into a Master IPU Agreement (the “IPU Agreement”) with Procura Auto Parts LLC (the “Paying Agent”), pursuant to which the Company will issue irrevocable payment undertakings (“IPUs”) to the Paying Agent in exchange for the Paying Agent advancing funds to certain suppliers (“Suppliers”) of the Company in exchange for the Suppliers acquiring and holding inventory on behalf of the Company (the “Program”). The purpose of the Program is to secure supply of certain critical inventory for the production of retail and fleet vehicles in the event of supply chain disruptions that may arise for various reasons, including extreme weather, natural disasters, cyberattacks in our supply chain, excessive demand, and other similar events. Under the Program, the Suppliers that receive such funds will acquire and hold the inventory until it is needed by the Company to produce vehicles (the “Inventory”). The Paying Agent will obtain funding for the Program from a syndicate of banks, including JPMorgan Chase Bank, N.A. and Banco Santander, S.A., which will be supported by the Company’s IPUs. The Coordinator will facilitate the administration of the Program on behalf of the Company. The Paying Agent will also perform various tracking and reporting activities related to the acquired Inventory.

The Company, or the Coordinator acting on its behalf, will make payments on the IPUs following consumption of the applicable Inventory by the Company or its affiliates and, in any event, no later than August 6, 2029. The Program provides for a maximum aggregate outstanding face amount of IPUs of $4.5 billion at any time (the “Facility Limit”). The Program provides for a twelve-month funding period (the “Availability Period”) commencing on August 7, 2026, during which IPUs may be issued by the Company.

Interest will accrue on outstanding IPUs at a rate equal to the Secured Overnight Financing Rate plus 1.55% per annum, payable monthly in arrears. Additionally, the Company will pay a ticking fee of 0.25% per annum on the daily average unutilized portion of the Facility Limit during the Availability Period.

The IPU Agreement contains customary representations and warranties, covenants, and events of default for a program of this type. Events of default include, among others, payment defaults, breaches of representations and warranties or covenants, insolvency events, and cross-defaults to the Company’s other material indebtedness. Upon an event of default, all outstanding IPUs may be accelerated and become immediately due and payable.

The foregoing description does not constitute a complete summary of the Program and the IPU Agreement and is qualified in its entirety by reference to the full text of the IPU Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

The Company will account for the Program as a product financing arrangement whereby the prepayments made to Suppliers will be reflected as an asset of the Company and each IPU will be reflected as unsecured debt. The payments made by the Paying Agent on behalf of the Company will be reflected as an operating cash outflow, offset by a corresponding financing cash inflow in the Company’s Consolidated Statements of Cash Flows as if the Company had made the payment to the Suppliers itself. The payment made by the Paying Agent will be excluded from Adjusted Automotive Free Cash Flow until the Inventory is purchased by the Company.

Item 9.01.	Financial Statements and Exhibits.

EXHIBIT

Exhibit	Description

Exhibit 10.1*	Master IPU Agreement, dated August 7, 2026, by and among General Motors Company, General Motors LLC and Procura Auto Parts LLC

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)

	By:	/s/ JOHN S. KIM
Date: August 11, 2026		John S. Kim
Assistant Corporate Secretary